UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. ☐)

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

MID PENN BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☒	No fee required

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349 Union Street, Millersburg, PA 17061

March 28, 2016

Dear Shareholders:

You are cordially invited to attend the 2016 Annual Meeting of Shareholders of Mid Penn Bancorp, Inc. to be held on Tuesday, May 3, 2016, at 10:00 a.m., local time. The annual meeting will be held at Halifax Area Ambulance and Rescue Association, Inc., 31 Bunker Hill Road, Halifax, Pennsylvania 17032.

The Notice of the Annual Meeting and the enclosed proxy statement address the formal business of the meeting. The formal business agenda includes the election of four Class C Directors, non-binding approval of executive compensation and ratification of the appointment of the independent registered public accounting firm. At the meeting, management will review the Corporation’s operations during the past year and will be available to respond to questions.

You are encouraged to vote your shares, whether or not you plan to attend the meeting. It is very important that you vote online via the Internet, by telephone, or mark, sign, date and return the accompanying proxy as soon as possible in the postage-paid envelope. If you do attend the meeting and wish to vote in person, you must give written notice to the Corporation’s Secretary so your proxy will be superseded by any ballot that you submit at the meeting.

Sincerely,

Robert C. Grubic
Chairman of the Board

349 Union Street, Millersburg, PA 17061

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 3, 2016

TO THE SHAREHOLDERS OF MID PENN BANCORP, INC.:

Notice is hereby given that the Annual Meeting of Shareholders of Mid Penn Bancorp, Inc. (the “Corporation”) will be held at 10:00 a.m., local time, on Tuesday, May 3, 2016, at Halifax Area Ambulance and Rescue Association, Inc., 31 Bunker Hill Road, Halifax, Pennsylvania 17032 for the following purposes:

1.	to elect four Class C Directors, each to serve for a three-year term or until the earlier of their resignation or their respective successors shall have been elected and qualified;

2.	an advisory vote to approve the compensation of the Corporation’s named executive officers;

3.	to ratify the appointment of BDO USA, LLP as the Corporation’s independent registered public accounting firm for the year ending December 31, 2016; and

4.	to transact any other business that may properly come before the annual meeting or any adjournment or postponement thereof.

In accordance with the Corporation’s By-laws and action of the Board of Directors, only those shareholders of record at the close of business on February 16, 2016, are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof. For directions to the annual meeting, please contact Cindy L. Wetzel, Secretary, at (717) 692-2133.

We have enclosed a copy of the Corporation’s Annual Report on Form 10-K (“annual report”) for the year ended December 31, 2015. You may obtain an additional copy of the Corporation’s annual report including the financial statements and any exhibits for the 2015 year, at no cost, by contacting Edward P. Williams, Interim Principal Financial Officer, 349 Union Street, Millersburg, Pennsylvania 17061, telephone: (717) 692-2133 or by visiting www.edocumentview.com/MPB.

Whether or not you plan to attend the annual meeting, your vote is very important, and we encourage you to vote promptly. To vote your shares, please mark, sign and date the enclosed proxy and mail it promptly in the enclosed, postage-paid return envelope. You may also vote online via the Internet or by telephone. If you execute a proxy but later decide to attend the annual meeting in person, or for any other reason desire to revoke your proxy, you may do so as described in this proxy statement at any time before your proxy is voted. Submitting a proxy will not prevent you from attending the annual meeting and voting in person if you so desire, but it will help us secure a quorum and reduce the expense of additional proxy solicitation.

By Order of the Board of Directors,

Robert C. Grubic
Chairman of the Board

Millersburg, Pennsylvania

March 28, 2016

Important Notice Regarding the Availability of Proxy Materials for the Shareholder

Meeting to Be Held on May 3, 2016. The proxy statement, proxy card and 2015 annual report to shareholders are available at www.edocumentview.com/MPB.

349 Union Street, Millersburg, PA 17061

NASDAQ Global Market Trading Symbol: MPB

PROXY STATEMENT

2016 ANNUAL MEETING OF SHAREHOLDERS

MAY 3, 2016

Mailed to Shareholders on or about March 28, 2016

FREQUENTLY ASKED QUESTIONS AND ANSWERS

Q.	WHO IS ENTITLED TO VOTE?

A.	Shareholders as of the close of business on February 16, 2016 (the voting record date) are entitled to vote, and each share of common stock is entitled to one vote.

Q.	HOW DO I VOTE?

A.	There are several methods. You may vote online via the Internet, by telephone, by completing and mailing your proxy, or by attending the meeting and voting in person. (See page 3 for more details.)

Q.	HOW DOES DISCRETIONARY AUTHORITY APPLY?

A.	If your shares are held in an account at a bank, brokerage firm, broker-dealer or other similar organization, then you are a beneficial owner of shares held in street name. In that case, you will have received these proxy materials from that organization holding your account and, as a beneficial owner, you have the right to instruct your broker, bank, trustee, or nominee how to vote the shares held in your account. If no voting instructions are given, your broker or nominee has discretionary authority to vote your shares on your behalf on routine matters. A “broker non-vote” results on a matter when your broker or nominee returns a proxy but does not vote on a particular proposal because it does not have discretionary authority to vote on that proposal and has not received voting instructions from you. We believe that your broker or nominee only has discretionary voting power with respect to the proposal regarding the ratification of the appointment of the independent registered public accounting firm. You may not vote shares held in street name at the annual meeting unless you obtain a legal proxy from that organization holding your account.

If you appropriately mark, sign and return the enclosed proxy card or voting instruction card, as the case may be, in time to be voted at the annual meeting, or if you vote by telephone or Internet in accordance with the instructions on the proxy card or voting instruction card, as the case may be, the shares represented thereby will be voted in accordance with your instructions. Signed proxies not marked to the contrary will be voted “FOR” the election of the nominees for our Board of Directors, “FOR” an advisory (non-binding) vote on the compensation of our named executive officers, and “FOR” the ratification of the appointment of our independent registered public accounting firm for the year ending December 31, 2016.

Q.	IS MY VOTE CONFIDENTIAL?

A.	Yes. Only the Judges of Elections, our transfer agent, Computershare, proxy holders and Secretary have access to your proxy. All comments remain confidential unless you ask that your name be disclosed.

Q.	WHO WILL COUNT THE VOTES?

A.	Kathy I. Bordner, Justin T. Webb and Cortney E. Wilbert will review the tabulations of the votes as provided by Computershare and act as Judges of Elections.

Q.	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY?

A.	Your shares are probably registered differently or are in more than one account. Vote all proxies you receive to ensure that all your shares are voted. If you have all of your accounts registered in the same name and address, you should only receive one set of proxy materials in future years. If you are receiving multiple statements and reports and wish to receive only one, please notify your broker if your shares are held in a brokerage account or our transfer agent, Computershare at (800) 368-5948, if you hold registered shares.

Q.	WHAT CONSTITUTES A QUORUM?

A.	At the close of business on February 16, 2016, 4,226,717 shares of our common stock were outstanding and eligible to vote. A majority of the outstanding shares of common stock, present or represented by proxy, constitutes a quorum for the transaction of business at the meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the annual meeting for purposes of determining the presence of a quorum.

Q.	WHAT PERCENTAGE OF STOCK DO THE DIRECTORS AND OFFICERS OWN?

A.	Approximately 11.1% of our common stock, as of close of business on February 16, 2016, is owned by the directors and officers. (See page 23 for more details.)

Q.	WHEN ARE THE 2017 SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS DUE?

A.	As a shareholder, you must submit your shareholder proposal or director nomination in writing by November 28, 2016, to Cindy L. Wetzel, Secretary, Mid Penn Bancorp, Inc., 349 Union Street, Millersburg, Pennsylvania 17061. (See page 26 with regard to shareholder proposal and director nomination procedures.)

Q.	HOW MAY I SUBMIT A QUESTION FOR THE ANNUAL MEETING?

A.	In order for management to thoroughly answer any questions that you may have about the Corporation or our annual shareholder materials including financial statements, we ask that you submit your questions prior to the Annual Meeting of Shareholders. You may submit questions either by mail, email or telephone by contacting Cindy L. Wetzel, Secretary, Mid Penn Bancorp, Inc., 349 Union Street, Millersburg, Pennsylvania 17061, cindy.wetzel@midpennbank.com, (717) 692-2133. Questions received in advance of the meeting will be compiled by the Secretary and relayed promptly to management and the Board. Management and the Board will endeavor to address all relevant questions submitted at the Annual Meeting of Shareholders.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS OF

MID PENN BANCORP, INC.

MAY 3, 2016

GENERAL INFORMATION

Date, Time and Place of Annual Meeting

Mid Penn Bancorp, Inc. (the “Corporation”), a Pennsylvania business corporation and registered bank holding company, furnishes this proxy statement in connection with the solicitation by the Corporation’s Board of Directors (“the Board”) of proxies to be voted at the 2016 Annual Meeting of Shareholders. The annual meeting will be held at Halifax Area Ambulance and Rescue Association, Inc., 31 Bunker Hill Road, Halifax, Pennsylvania 17032, on Tuesday, May 3, 2016, at 10:00 a.m., local time. The Corporation’s principal executive office is located at 349 Union Street, Millersburg, Pennsylvania 17061; the telephone number is (717) 692-2133. All inquiries regarding the annual meeting should be directed to Rory G. Ritrievi, President and Chief Executive Officer of the Corporation.

Reduce Duplicate Mailings

In accordance with Securities Exchange Act Rule 14a-3(e)(1), the Corporation, in the future intends to deliver only one annual report and proxy statement to multiple shareholders sharing an address unless the Corporation receives contrary instructions from one or more of the shareholders. This method of delivery is known as “householding.” Upon written or oral request, the Corporation will promptly deliver a separate copy of the annual report or proxy statement, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered. Further, shareholders should notify Cindy L. Wetzel at Mid Penn Bancorp, Inc., 349 Union Street, Millersburg, Pennsylvania 17061 or call (717) 692-2133 and inform us that the shareholder wishes to receive a separate copy of an annual report or proxy statement in the future. If you are receiving multiple statements and reports and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Corporation’s transfer agent, Computershare, at (800) 368-5948, if you hold registered shares.

VOTING PROCEDURES

Solicitation and Voting of Proxies

The Board solicits this proxy for use at the Corporation’s 2016 Annual Meeting of Shareholders. The Corporation’s directors, officers and Bank employees may solicit proxies in person or by telephone, facsimile, email or other similar means without additional compensation. The Corporation will pay the cost of preparing, assembling, printing, mailing and soliciting proxies and any additional material that the Corporation sends to its shareholders. The Corporation will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of stock held by these entities. The Corporation will, upon request, reimburse these third parties for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

Only shareholders of record as of the close of business on February 16, 2016, may vote at the annual meeting. The Corporation’s records show that, as of the voting record date, 4,226,717 shares of common stock were outstanding and eligible to vote. On all matters to come before the annual meeting, shareholders may cast one vote for each share held. Cumulative voting rights do not exist with respect to the election of directors. See “Principal Shareholders” on page 23 for a list of the persons known by the Corporation to be beneficial owners of 5% or more of the Corporation’s common stock.

If your shares are registered directly in your name with the Corporation’s transfer agent, Computershare, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by the Corporation. As the shareholder of record, you have the right to grant your voting proxy directly to the proxy holders or to vote in person at the meeting. The Corporation has enclosed a proxy for your use or you may vote online via the Internet or by telephone.

If your shares are held in an account at a bank, brokerage firm, broker-dealer or other similar organization, then you are a beneficial owner of shares held in street name. In that case, you will have received these proxy materials from that organization holding your account and, as a beneficial owner, you have the right to instruct your broker, bank, trustee, or nominee how to vote the shares held in your account. If no voting instructions are given, your broker or nominee has discretionary authority to vote your shares on your behalf on routine matters. A “broker non-vote” results on a matter when your broker or nominee returns a proxy but does not vote on a particular proposal because it does not have discretionary authority to vote on that proposal and has not received voting instructions from you. We believe that your broker or nominee only has discretionary voting power with respect to the proposal regarding the ratification of the appointment of the independent registered public accounting firm. You may not vote shares held in street name at the annual meeting unless you obtain a legal proxy from that organization holding your account.

If you appropriately mark, sign and return the enclosed proxy card or voting instruction card, as the case may be, in time to be voted at the annual meeting, or if you vote by telephone or Internet in accordance with the instructions on the proxy card or voting instruction card, as the case may be, the shares represented thereby will be voted in accordance with your instructions. Signed proxies not marked to the contrary will be voted FOR the election of each of Robert A. Abel, Matthew G. DeSoto, Theodore W. Mowery and William A. Specht, III as Class C directors for three-year terms expiring in 2019, FOR the non-binding proposal on executive compensation and FOR the ratification of BDO USA, LLP as the Corporation’s independent registered public accounting firm for 2016.

Quorum and Vote Required For Approval

In order to hold the annual meeting, a “quorum” of shareholders must be present. Under Pennsylvania law and the Corporation’s By-laws, the presence, in person or by proxy, of the holders of a majority of the shares entitled to vote is necessary to constitute a quorum for the transaction of business at the meeting. Broker non-votes and abstentions will be counted for the purpose of determining whether a quorum is present, but broker non-votes will not be included for determining whether shareholder approval of a matter has been obtained.

If a quorum is present, the four candidates for director receiving the highest number of votes cast, even if less than a majority, by shareholders will be elected. Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) will not be included in determining which nominees received the highest number of votes. A properly executed proxy that withholds authority with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

If a quorum is present, approval of the non-binding proposal on executive compensation and ratification of the appointment of BDO USA, LLP as the Corporation’s independent registered public accounting firm for 2016 will require the affirmative vote of the holders of at least a majority of the votes cast at the annual meeting. Under Pennsylvania law, abstentions are not considered “votes cast” and, accordingly, will not affect the outcome of the voting on the non-binding proposal on executive compensation and ratification of the appointment of BDO USA, LLP.

Revocability of Proxy

Shareholders of record who sign proxies may revoke them at any time before they are voted by:

•	delivering a written notice of revocation to Cindy L. Wetzel, Secretary of Mid Penn Bancorp, Inc., at 349 Union Street, Millersburg, Pennsylvania 17061, before the vote is taken at the annual meeting;

•	voting online via the Internet, by telephone, or delivering a duly executed proxy bearing a later date to the Secretary of the Corporation, before the vote is taken at the annual meeting; or

•	voting in person after giving written notice to the Secretary of the Corporation. (Your attendance at the annual meeting, in and of itself, will not revoke the proxy.)

You have the right to vote and, if desired, to revoke your proxy any time before the vote is taken at the annual meeting. Should you have any questions, please call Cindy L. Wetzel at (717) 692-2133.

Methods of Voting

Shareholders of record can choose one of the following ways to vote:

Voting by Proxy

•	Mark your selections.

•	Date your proxy and sign your name exactly as it appears on your proxy.

•	Mail it to the Corporation in the enclosed, postage-paid envelope.

Voting by Internet

•	Go to www.investorvote.com/MPB.

•	Follow the steps outlined on the secure website.

Voting by Telephone

•	Call toll free (800) 652-VOTE (8683) on a touch tone telephone.

•	Follow the instructions provided by the recorded message.

Voting in Person

•	Attend the annual meeting and show proof of eligibility to vote (including proper identification).

•	Obtain a ballot.

•	Mark your selections.

•	Date your ballot and sign your name exactly as it appears in the Corporation’s transfer books.

Shareholder Questions

In order for management to thoroughly answer any questions that shareholders may have about the Corporation or our annual materials including financial statements, we ask that shareholders submit their questions prior to the Annual Meeting of Shareholders. Shareholders may submit questions either by mail, email or telephone by contacting Cindy L. Wetzel, Secretary, Mid Penn Bancorp, Inc., 349 Union Street, Millersburg, Pennsylvania 17061, cindy.wetzel@midpennbank.com, (717) 692-2133. Questions received in advance of the meeting will be compiled by the Secretary and relayed promptly to management and the Board. Management and the Board will endeavor to address all relevant questions submitted at the Annual Meeting of Shareholders.

GOVERNANCE OF THE CORPORATION

Governance

The Board believes that the purpose of corporate governance is to ensure that it maximizes shareholder value in a manner consistent with legal requirements and the highest standards of integrity. The Board has adopted and adheres to corporate governance practices, which the Board and senior management believe promote this purpose, are sound and represent best practices. These governance practices, Pennsylvania law (the state of incorporation), the rules and listing standards of The NASDAQ Stock Market LLC (“NASDAQ”) and the Securities and Exchange Commission (the “SEC”) regulations, as well as best practices suggested by recognized governance authorities are continually reviewed.

Currently, the Board has thirteen members. Under the NASDAQ standards for independence, the following directors meet the standards for independence: Robert A. Abel, Steven T. Boyer, Matthew G. DeSoto, Robert C. Grubic, Gregory M. Kerwin, Robert E. Klinger, Vincent J. Land, Robert J. Moisey, Theodore W. Mowery, John E. Noone, Noble C. Quandel, Jr. and William A. Specht, III. This constitutes more than a majority of the Board. Only independent directors serve on the Audit, Compensation and Nominating and Corporate Governance Committees.

In determining the directors’ independence, the Board considered loan transactions between the Bank and the directors, their family members and businesses with whom they are associated, as well as any contributions made to non-profit organizations with whom they are associated.

The table below includes a description of other categories or types of transactions, relationships or arrangements considered by the Board (in addition to those listed above) in reaching its determination that the directors are independent.

Name	Independent	Other Transactions/Relationships/Arrangements

Mr. Abel	Yes	None
Mr. Boyer	Yes	None
Mr. DeSoto	Yes	None
Mr. Grubic	Yes	Leasehold arrangements/Engineering consultant fees
Mr. Kerwin	Yes	Legal services
Mr. Klinger	Yes	Supplies/Sponsorship
Mr. Land	Yes	None
Mr. Moisey	Yes	None
Mr. Mowery	Yes	Insurance commissions
Mr. Noone	Yes	Leasehold arrangements
Mr. Quandel	Yes	Leasehold arrangements
Mr. Specht	Yes	None

In each case, the Board determined that none of the transactions above impaired the independence of the director. For more information, please refer to “Certain Relationships and Related Transactions” on page 22.

During the year ended December 31, 2015, the Corporation’s and Bank’s Boards of Directors each held fourteen meetings. In addition, the Corporation’s independent Board members held one independent Board Meeting during 2015.

Board Leadership Structure

The Board is led by a non-executive Chairman selected by the Board from time to time. The Chairman of the Board organizes Board activities to enable the Board to effectively provide guidance to and oversight and accountability of management. To fulfill that role, the Chairman, among other things: creates and maintains an effective working relationship with the Chief Executive Officer and other members of management and with other members of the Board; provides the Chief Executive Officer ongoing direction as to Board needs, interests and opinions; and assures that the Board agenda is appropriately directed to the matters of greatest importance to the Corporation. In carrying out his responsibilities, the Chairman preserves the distinction between management and oversight, maintaining the responsibility of management to develop corporate strategy and the responsibility of the Board to review and express its views on corporate strategy. The functions of the Chairman include:

•	presiding over all meetings of the Board and shareholders, including regular executive sessions of non-management directors of the Board;

•	establishing the annual agenda of the Board and the agendas of each meeting in consultation with the Chief Executive Officer;

•	advising committee chairs, in consultation with the Chief Executive Officer, on meeting schedules, agenda and information needs for the committees of the Board;

•	defining the subject matter, quality, quantity and timeliness of the flow of information between management and the Board and overseeing the distribution of that information;

•	coordinating periodic review of management’s strategic plan for the Corporation;

•	leading the Board review of the succession plan for the Chief Executive Officer and other key members of senior management;

•	serving as Acting Chief Executive Officer in concert with the Board or appointing an interim CEO until a President/CEO is selected in the event there is a separation with the existing Chief Executive Officer;

•	coordinating the annual performance review of the Chief Executive Officer and other key members of senior management;

•	consulting with committee chairs about the retention of advisors and experts;

•	acting as the principal liaison between the independent directors and the Chief Executive Officer on sensitive issues;

•	working with the Nominating and Corporate Governance Committee to develop and maintain the agreed-on definitions of the role of the Board and the organization, processes and governance guidelines necessary to carry it out;

•	after consulting with other members of the Board and the Chief Executive Officer, making recommendations to the Nominating and Corporate Governance Committee as to the membership of various Board committees and committee chairs;

•	working with management on effective communication with shareholders, including being available for consultation and direct communication upon the reasonable request of major shareholders;

•	encouraging active participation by each member of the Board; and

•	performing such other duties and services as the Board may require.

Risk Oversight by Board

The Board oversees all business, property and affairs of the Corporation. The Chairman and the Corporation’s officers keep the members of the Board informed of the Corporation’s business through meetings and by providing reports and other materials to Board members.

In addition to the general oversight of Bank business, the Board also reviews a comprehensive quarterly Risk Management Report, prepared by the Bank’s Chief Risk Officer, which includes metrics and trends on ten major risk areas, including asset quality, interest rate risk, capital adequacy and liquidity.

Code of Ethics

The Corporation’s and the Bank’s Board have adopted a Code of Ethics that applies to its directors, officers and employees. The Code of Ethics encourages individuals to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics. The Code of Ethics is available under the Corporate Information section of the Investors page of the Bank’s website at www.midpennbank.com.

Shareholder Communications

Any shareholder who wishes to communicate with the Board may send correspondence to Rory G. Ritrievi, President and Chief Executive Officer, Mid Penn Bancorp, Inc., at 349 Union Street, Millersburg, Pennsylvania 17061. Written communications received from shareholders are shared with the full Board or appropriate committee as warranted. The Board has a complaint procedure for communicating accounting, internal accounting controls and auditing matters. Complaints generated are directed to a separate mailing address, which is under the control of the Chairman of the Audit Committee. Please refer to the Corporate Information section of the Investors page of Mid Penn’s website at www.midpennbank.com for complete details.

A shareholder who intends to nominate an individual for election to the Board (other than a candidate proposed by the Board) must notify the Secretary of the Corporation in compliance with the requirements of Article 10, Section 10.1 of the Corporation’s By-laws. Any shareholder who intends to nominate a candidate for election to the Board must notify the Secretary of the Corporation in writing not less than the earlier of (1) 120 days prior to the anniversary date of the initial proxy materials or of a notice of the meeting by the Corporation in connection with the immediately preceding Annual Meeting of Shareholders (which would be November 28, 2016 for the 2017 annual meeting), or (2) the deadline for submitting shareholder proposals for inclusion in a proxy statement and form of proxy as calculated under Rule 14a-8(e) promulgated by the SEC (which is also November 28, 2016 for the 2017 annual meeting).

Annual Meeting Attendance

All directors attended the 2015 Annual Meeting of Shareholders with the exception of Vincent J. Land. While the Corporation does not have a formal policy regarding attendance, all directors are strongly encouraged to attend the Annual Meeting of Shareholders.

Committees and Meetings of the Corporation’s Board

During 2015, the Board maintained four standing committees: Executive, Audit and Compensation Committees, which jointly serve the Corporation and the Bank, and the Nominating and Corporate Governance Committee, which serves only the Corporation. Only independent directors serve on the Audit, Compensation and Nominating and Corporate Governance Committees. Current committee membership is displayed in the following table.

COMMITTEE MEMBERSHIP TABLE

	Nominating and Corporate Governance (Corporation only)	Executive (Joint)	Audit (Joint)	Compensation (Joint)	Compliance (Bank only)	Loan (Bank only)	Trust (Bank only)	Real Estate (Bank only)
Robert A. Abel			X	X
Steven T. Boyer				X	X		X
Matthew G. DeSoto			X	X		X
Robert C. Grubic	X	X			X	X		X
Gregory M. Kerwin	X	X			X		X	X
Robert E. Klinger			X				X
Vincent J. Land (1)					X
Robert J. Moisey	X		X
Theodore W. Mowery	X			X	X	X
John E. Noone	X		X			X
Noble C. Quandel, Jr.				X	X			X
Rory G. Ritrievi		X			X	X	X	X
William A. Specht, III		X	X	X		X	X	X
Meetings Held in 2015	0	5	4	5	4	10	4	2

(1)	Retiring from the Board at the 2016 annual meeting.

Each of the directors attended at least 75% of the total number of Board meetings and committee meetings for the Corporation and the Bank during their tenure on the Board in 2015.

The function of each of the Corporation’s committees is described below.

NOMINATING AND CORPORATE GOVERNANCE. This committee identifies individuals qualified to become members of the Board. It also evaluates and recommends to the Board, nominees for each election of directors. This committee monitors and makes recommendations to the Board on other matters of policies and practices relating to corporate governance. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined by NASDAQ listing standards). Robert C. Grubic serves as Chairman of this committee.

The Nominating and Corporate Governance Committee has a charter which is available under the Corporate Information section of the Investors page of the Bank’s website at www.midpennbank.com. Candidates for director must be qualified in terms of education, professional experience, business contacts and special skills. Other less tangible, but equally important qualifications include general representation from the markets served, enthusiasm, maturity, reputation, compatibility with other members of the Board, diplomacy and independent judgment. In addition, candidates should have a vested interest in the Corporation through ownership of Corporation stock. Board candidates, upon their appointment, are required to own 500 shares with the understanding that they accumulate a minimum of 2,500 shares in total by the end of their second year on the Board. The Board recognizes that its members have various abilities to acquire shares beyond the minimum threshold depending on their personal circumstances and may, in special circumstances, extend the two-year period for accumulating 2,500 shares to a longer period of time as determined by the Board. Members of the Board are encouraged to continue to accumulate shares over time to the extent possible considering their personal circumstances.

The Nominating and Corporate Governance Committee does not have a formal policy with respect to the diversity of the Corporation’s Board members. However, the committee believes it is essential that Board members represent diverse view points and experiences. In considering candidates for the Board, the committee considers the entirety of each candidate’s credentials in the contexts of these standards.

When developing a list of potential nominees, the Nominating and Corporate Governance Committee may take into consideration names provided by shareholders, directors or executive management. Information is gathered concerning the potential Board member’s location of business and residence, shares owned, profession or business, and deposit and loan relationship with the Bank. Personal information about the individual is also gathered to determine if he/she meets the criteria listed in the Nominating and Corporate Governance Committee Policy and Charter. The Nominating and Corporate Governance Committee screens this information to narrow its search of final candidates to be interviewed. Upon completion of the interviews, the Nominating and Corporate Governance Committee makes a final recommendation to the full Board for appointment. All potential candidates are screened by the same process regardless of whether they are recommended by a shareholder or by another party.

EXECUTIVE. This committee may exercise the authority of the Board in the intervals between the meetings of the Board so far as may be permitted by law. Robert C. Grubic serves as Chairman of this committee.

AUDIT. This committee oversees audit coverage, selects the independent registered public accounting firm, reviews the annual and quarterly financial statements of the Corporation and auditor’s reports, and monitors with management and the auditor the system of internal controls and its accounting and reporting practices. All members of the Audit Committee are non-employee directors and are independent (as independence is currently defined by NASDAQ listing standards). The Audit Committee has a charter which is available under the Corporate Information section of the Investors page of the Bank’s website at www.midpennbank.com. Matthew G. DeSoto serves as Chairman of this committee, and Robert A. Abel and John E. Noone serve as the Audit Committee Financial Experts.

COMPENSATION. This committee assures that senior executives are compensated effectively in a manner consistent with the Bank’s compensation strategy, internal equity considerations, competitive practice and the requirements of the appropriate regulatory bodies. This committee also reviews salary adjustments, compensation and benefits programs for all employees and makes recommendations to the Board. All members of the Compensation Committee are independent (as independence is currently defined by NASDAQ listing standards). The Compensation Committee has a charter which is available under the Corporate Information section of the Investors page of the Bank’s website at www.midpennbank.com. Theodore W. Mowery serves as Chairman of this committee.

EXECUTIVE OFFICERS

Executive Officers of the Corporation and the Bank

The following table sets forth, as of the date of this proxy statement, selected information about the Corporation’s and Bank’s executive officers, each of whom is elected by the Board and each of whom holds office at the Board’s discretion.

Name	Age	Principal Occupation for the Past Five Years and Position Held with Mid Penn Bancorp, Inc. and Subsidiaries

Rory G. Ritrievi	52	President, Chief Executive Officer and Director of the Corporation and the Bank since 2009.

Edward P. Williams	52	Interim Principal Financial Officer of the Corporation since August 2014 and Senior Vice President and Chief Financial Officer of the Bank since 2009.

Scott W. Micklewright	33	Executive Vice President of the Bank since February 2013 and Chief Lending Officer of the Bank since June 2010. He served as Senior Vice President from June 2010 to February 2013.

Name	Age	Principal Occupation for the Past Five Years and Position Held with Mid Penn Bancorp, Inc. and Subsidiaries

Justin T. Webb	33	Executive Vice President and Chief Risk Officer of the Bank since July 2014. He served as Senior Vice President and Chief Credit Officer of the Bank from July 2012 to July 2014. He was previously employed by Bank of America and served as Vice President – Credit Risk Manager for the Commercial Real Estate Bank from January 2010 to July 2012.

Kelly K. Neiderer	51	Executive Vice President and Chief Retail Officer of the Bank since March 2014. She previously served as Senior Vice President and Senior Banking Officer of the Bank from January 2013 to March 2014. From July 2008 through September 2012, she held various positions with PNC Bank, most recently as a Senior Banking Advisor in the Wealth Management group.

AUDIT COMMITTEE REPORT

The Board adopted a written charter for the Audit Committee. As required by the charter, the Audit Committee, in fulfilling its oversight responsibilities regarding the audit process:

•	reviewed and discussed the fiscal year 2015 audited financial statements with management and the independent registered public accounting firm;

•	discussed with the independent registered public accounting firm, BDO USA, LLP, the matters required to be discussed by PCAOB Audit Standard 16 (Communications with Audit Committees) as issued by the Public Company Accounting Oversight Board; and

•	reviewed the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board Independence Rules and discussed with the independent auditors any relationships that may impact their objectivity and independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements for the year ended December 31, 2015, be included in the Corporation’s annual report and filed with the SEC.

Aggregate fees billed to the Corporation and the Bank by BDO USA, LLP, the independent registered public accountants, for professional services rendered are as follows:

Year Ended December 31,	2015	2014

Audit fees	$169,703	$113,789
Audit related fees	$10,982	$34,750
Tax fees	$18,735	$11,233

Audit fees for 2015 and 2014 include professional services rendered for the audit of the Corporation’s annual consolidated financial statements (including amounts not yet billed but expected to be billed) and review of consolidated financial statements included in Forms 10-Q, including out-of-pocket expenses.

Audit related fees for 2015 included fees billed for professional services rendered for the performance of the retirement plan audit. Audit related fees for 2014 included fees billed for professional services rendered for the review of the Registration Statement on Form S-8 that was filed with the SEC on June 25, 2014, the review of the Registration Statement on Form S-4 that was filed with the SEC on October 31, 2014, and the performance of the retirement plan audit.

Tax fees for 2015 and 2014 include the preparation of state and federal tax returns and tax consultations.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The foregoing report has been furnished by the current members of the Audit Committee, which is comprised of six directors, all of whom are considered “independent” as defined in NASDAQ listing standards. Robert A. Abel and John E. Noone are qualified as audit committee financial experts within the meaning of rules and regulations promulgated by the SEC and NASDAQ listing standards, and the Board has determined that they have accounting and related financial management expertise to satisfy the requirements of the SEC and NASDAQ.

The Audit Committee Charter requires the Audit Committee to pre-approve all audit and permissible non-audit services provided by the independent registered public accountants. These services may include audit services, audit related services, tax services and other permissible services. Under the charter, pre-approval will generally be provided for up to one year and any pre-approval is detailed as to the particular service or category of services. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. Prior to approval, the Committee verifies with the auditor the nature of the proposed services to ensure independence will not be compromised. Under the charter, a de minimis exception is provided whereby pre-approval may be waived for non-audit services that meet all of the following requirements:

•	The aggregate amount of all such services is not more than five percent of the total amount of fees paid to the independent auditor during the year in which the services are provided.

•	Such services were not recognized as non-audit services by the Corporation at the time of the engagement.

•	The services are promptly brought to the attention of the Audit Committee and approved prior to completion of the audit.

BDO USA, LLP advised us that none of its members has any financial interest in the Corporation or the Bank.

Audit Committee

Matthew G. DeSoto, Chairman	Robert J. Moisey
Robert A. Abel	John E. Noone
Robert E. Klinger	William A. Specht, III

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Qualifications and Nomination of Directors

The Corporation’s By-laws authorize the number of directors to be not less than five (5) nor more than twenty-five (25). The By-laws also provide for three classes of directors with staggered three-year terms of office. Terms of the members of each Class expire at successive annual meetings. Currently, Class A consists of four directors; Class B consists of four directors; and Class C consists of five directors. At the 2016 Annual Meeting, Mr. Land will retire as a Class C director.

The Board nominated the four persons named below to serve as directors until the 2019 Annual Meeting of Shareholders and until their successors are duly elected and qualified or until their earlier death, resignation, retirement or removal from office. The nominees are presently members of the Board and have consented to serve another term as a director if re-elected. If the nominees should be unavailable to serve for any reason, a majority of the Board then in office may select someone to fill the vacancy until the expiration of the term of the Class of directors to which he or she is appointed.

The proxy holders intend to vote proxies for the election of each of the four nominees named below, unless you indicate that your vote should be withheld from any or all of them. Brokers holding shares beneficially owned by their clients do not have the ability to cast votes with respect to the election of directors unless they have received instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker if your shares are held by a broker so that your vote with respect to directors is counted.

The Board proposes the following nominees for election as Class C Directors at the annual meeting:

•	Robert A. Abel

•	Matthew G. DeSoto

•	Theodore W. Mowery

•	William A. Specht, III

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE AS CLASS C DIRECTORS OF MID PENN BANCORP, INC.

INFORMATION REGARDING DIRECTOR NOMINEES AND CONTINUING DIRECTORS

Information, as of the date of this proxy statement, concerning the four nominees to the Board and the eight continuing directors appears below. You will find information about their share ownership on page 23.

Class A Directors (to serve until 2017)

Robert C. Grubic, age 64, has been a director since 2006. In 1989, Mr. Grubic became President and Chief Executive Officer of Herbert, Rowland & Grubic, Inc., a consulting engineering firm based in Harrisburg, PA. He has been employed by the firm and its predecessor firm since 1973. Mr. Grubic has a Bachelor of Civil Engineering Degree from Villanova University and a Master of Administration Degree from The Pennsylvania State University. He serves on numerous civic and community boards and groups in the greater Harrisburg area. Mr. Grubic has overall management responsibility of the 240 person engineering firm of Herbert, Rowland & Grubic, Inc., including oversight of all financial, administrative, human resources and technical components of the firm. Due to his many years of experience in managing a successful engineering firm, the Board feels Mr. Grubic’s vast knowledge of business operations is invaluable and qualifies him to serve on the Board. Mr. Grubic was appointed Chairman of the Board of the Corporation and the Bank in 2012, after previously serving as Vice Chairman. Mr. Grubic also serves as Chairman of the Executive and Nominating and Corporate Governance Committees.

Robert J. Moisey, age 66, became a director on March 1, 2015, pursuant to the Agreement and Plan of Merger, dated August 27, 2014, by and between Mid Penn Bancorp, Inc. and Phoenix Bancorp, Inc. Mr. Moisey joined the Miners Bank Board in 2011 and the Phoenix Bancorp, Inc. Board in 2012. He and his wife own The Laurels Senior Living, Inc., a family-owned and operated 100 bed personal care home in Hazleton, PA, of which Mr. Moisey is President/Administrator. Mr. Moisey has a Bachelor of Arts Degree in Biology from Kutztown University and a Bachelor of Science Degree in Education from Kings College. He is also a Certified Personal Care Home Administrator. Mr. Moisey previously owned and operated cable television companies, area radio stations, real estate management companies, video and appliance stores, and served on various bank Boards, including Greater Pennsylvania Savings & Loan, Pennsylvania National Bank and Legacy Bank. Mr. Moisey currently serves on the Boards of Helping Hands Society, Hazleton Animal Shelter, Can Do Executive Committee, Can Do Foundation and is a member of Elks, Valley Kiwanis, Knights of Columbus and Valley Country Club. He is past chairman of the Board of Can Do Inc., past co-chair of the United Way Campaign, past Board member of St. Joseph’s Hospital, Great Valley Tech Alliance, Bishop Hafey High School, Penns Northeast and Maylath Valley Health Systems. He received Outstanding Citizen awards from The American Cancer Society, Helping Hands, Tri Area Beverage Association, Lutheran Welfare Services, Hospice and numerous cable television and broadcasting awards. He received the Boy Scouts Distinguished Citizens Award in 2011 and the Junior Achievement Business Hall of Fame Laureate in 2012. The Board has determined that Mr. Moisey’s vast knowledge of business operations and his community involvement qualify him to serve on the Board as well as on the Audit and Nominating and Corporate Governance Committees.

John E. Noone, age 56, has been a director since 2012. Mr. Noone is a Principal in QBN Development Group, LLC in Harrisburg, PA. He began his career in accounting and became a Pennsylvania Certified Public Accountant before entering banking and corporate finance. As Vice President and Regional Commercial Banking Manager, Mr. Noone managed a $300 million Commercial Banking Division of Pennsylvania National Bank in Harrisburg, PA. He became an entrepreneur with the acquisition of McCann School of Business in 1993, which after significant growth was sold in 2002. In 2003, Mr. Noone was a co-founder of Higher Education Solutions, LLC and began developing privatized student apartments for colleges and universities. The apartment portfolio of HES was sold in 2007, and he and his partner subsequently formed QBN Development Group, LLC. Mr. Noone is President of Shamrock Investments, LLC, a Central

Pennsylvania firm investing in commercial real estate and private business equity. Mr. Noone earned a Bachelor of Science Degree in Business with a concentration in Accounting from Marywood University. He also completed the Central Pennsylvania School of Commercial Banking at Bucknell University and the Advanced Commercial Lending School at the University of Virginia. He is a member of the American Institute of Certified Public Accountants. Mr. Noone previously served on the Board of the Pennsylvania Economic Development Financing Authority, the Pennsylvania Chamber of Business and Industry, Pennsylvania Association of Private School Administrators and various other civic and community organizations. He is a current member of the Operational Committee of the Pennsylvania Community Development Bank and the Board of Governors at the West Shore Country Club. Due to his extensive business experience and his accounting and banking background, the Board has determined that Mr. Noone adds value to the Corporation and is qualified to serve on the Board and as a Financial Expert on the Audit Committee. Mr. Noone also serves on the Nominating and Corporate Governance Committee.

Noble C. Quandel, Jr., age 68, became a director on March 1, 2015, pursuant to the Agreement and Plan of Merger, dated August 27, 2014, by and between Mid Penn Bancorp, Inc. and Phoenix Bancorp, Inc. Mr. Quandel joined the Phoenix Bancorp, Inc. Board in 2004, and most recently served as Vice Chairman. Mr. Quandel is Chairman and CEO of Quandel Enterprises, Inc. in Harrisburg, PA, a company that provides construction, construction management, engineering and development services in the Mid-Atlantic and Mid-West regions. Mr. Quandel is a graduate of Bloomsburg University. Upon graduation, he continued working in the company business with his parents and assumed the position of President and Chief Executive Officer from his father in 1976. Under his management, the Company has grown to operate 12 offices in a geographical area which encompasses the Mid-Atlantic and Mid-West regions. Mr. Quandel currently serves as Vice Chair of the Board of Directors for the Northeastern Pennsylvania Alliance (NEPA) and serves on the Board of Directors of Schuylkill Economic Development Corporation, Keystone Contractors Association, Minersville Area Community Improvement Committee and Trustee of the Schuylkill YMCA. He has served as Past Chairman of the Easter Seals of Central Pennsylvania’s inaugural Capital Campaign and has been active with Hawk Mountain Council of Boy Scouts of America for over 25 years. He has served as Chairman of the Hawk Mountain Council’s Angel Dinner and is currently a member of their Executive Advisory Board. Mr. Quandel has been a guest lecturer at Bucknell University and The Pennsylvania State University. He is a past member of the Board of Directors of Pennsylvania National Bank and is also Past Chairman of the Board of Directors of Keystone Contractors Association and Schuylkill Economic Development Corporation. He is a past member of the Board of Directors of Capital Region Economic Development Corporation and Schuylkill Chamber of Commerce. In 2002, Mr. Quandel was the recipient of the Torch of Liberty Award from the Anti-Defamation League of B’nai B’rith, which celebrates families with a tradition of community service who have passed the torch of good deeds, leadership and philanthropy to the next generation. The Board has determined that Mr. Quandel’s vast knowledge of business operations and his community involvement qualify him to serve on the Board and on the Compensation Committee.

Class B Directors (to serve until 2018)

Steven T. Boyer, age 53, has been a director since 2011. Mr. Boyer is President of the Cutting Tool Divisions of Alvord-Polk, Inc. in Millersburg, PA. He is a College of Business Administration graduate from The Pennsylvania State University. Mr. Boyer is a member of the National Aerospace Standards 897 & 898 Technical Committees and served on the Board of Directors of the United States Cutting Tool Institute from 2002 to 2007 and began serving an additional term in 2015. He has served as a Board member of the Maroon & Gold Foundation, former President of the Millersburg Area Chamber of Commerce, as a member of the Millersburg Lions Club, as a School Board Director of the Millersburg Area School District and as an Assistant and Head Coach of the Millersburg High School football team. The Board has determined that Mr. Boyer’s vast business experience and community involvement qualify him to serve on the Board and on the Compensation Committee, adding value to the Corporation.

Gregory M. Kerwin, age 65, has been a director since 1999. Mr. Kerwin is the senior partner in the firm of Kerwin & Kerwin, LLP, Attorneys at Law in Elizabethville, PA. Much of his practice of law involves real estate transactions, both commercial and residential. Mr. Kerwin has represented hundreds of clients (buyers, sellers and lenders) participating in such transactions. Over the past 40 years, Mr. Kerwin, as solicitor, has represented over ten municipal governments and authorities in Dauphin and Schuylkill Counties. As a result of his association with these organizations, Mr. Kerwin is keenly aware of the strengths, assets and needs of the Bank’s local communities. Mr. Kerwin has a Bachelor of Arts Degree in Political Science from The Pennsylvania State University and a Juris Doctor from The Dickinson School of Law in Carlisle, PA. Because of his legal expertise, his knowledge in managing his own law firm and his knowledge of the Bank’s local communities, the Board has determined that Mr. Kerwin adds value to the Corporation and is qualified to serve on the Board, as well as on the Executive and Nominating and Corporate Governance Committees.

Robert E. Klinger, age 58, has been a director since 2012. Mr. Klinger is President of Klinger Lumber Company, Inc., a family-owned business in Elizabethville, PA. As President, Mr. Klinger is involved in all aspects of the business including sales, marketing, inventory management, accounts receivable, accounts payable, human resources, safety programs and financial report analysis. He holds a degree in Marketing from Shippensburg University. From 1979 to 1991, he served as General Manager of a family-owned farming operation in Stanfield, AZ. Mr. Klinger is a member of the Elizabethville Community Volunteer Association and the Executive Board of the Elizabethville Area Bicentennial Committee. He previously served as Treasurer of the Northern Dauphin Revitalization Project. The Board has determined that Mr. Klinger’s extensive knowledge of business operations and community involvement qualifies him to serve on the Board as well as on the Audit Committee.

Rory G. Ritrievi, age 52, has been a director since 2009. On February 25, 2009, Mr. Ritrievi joined the Corporation and the Bank as President and Chief Executive Officer. Mr. Ritrievi has worked in the financial services industry for more than 29 years. He previously served as Senior Executive Vice President/Market President and Chief Lending Officer of Commerce Bank/Harrisburg, where he managed all aspects of the customer experience including the retail network, lending, marketing and public relations. As Chief Lending Officer, Mr. Ritrievi was responsible for loan production, credit quality and credit administration. Mr. Ritrievi holds a Juris Doctor from Widener University School of Law and a Bachelor of Arts Degree in Economics from the University of Pittsburgh. He is a licensed, but non-practicing attorney in the state of Pennsylvania. He is currently serving on the Federal Reserve Bank of Philadelphia’s Community Depository Institution Advisory Council and the Advisory Board for Widener Law Commonwealth’s Business Advising Certificate Program, and previously served on the Board of Directors of the Pennsylvania Association of Community Bankers. Because of his education and leadership skills and his extensive knowledge and experience in many phases of banking, the Board concluded that Mr. Ritrievi is the right person to lead the Corporation and the Bank and that these attributes qualify him to serve as President and Chief Executive Officer of the Corporation and the Bank and also as a member of both Boards. He also serves on the Executive Committee. Mr. Ritrievi has been a valuable addition to the Corporation and the Bank.

Class C Directors and Class C Director Nominees (to serve until 2019)

Robert A. Abel, age 57, has been a director since 2011. Mr. Abel, a Certified Public Accountant and Certified Specialist in Estate Planning, is a Principal, Shareholder and a member of the Board of Directors of Brown Schultz Sheridan & Fritz, in Camp Hill, PA. This regional firm with two offices provides tax, audit and consulting services. Mr. Abel has written many articles and participated in seminars on the topics of estate planning, wealth transfer and financial planning for the closely held corporation. He received a Bachelor of Science Degree from Shippensburg University, from which he graduated Summa Cum Laude. He is a member of the American Institute of Certified Public Accountants, the Pennsylvania Institute of Certified Public Accountants and the National Association of Estate Planners & Councils. He served as past Chairman of the Harrisburg YMCA and assisted in founding a non-profit organization. The Board has determined that Mr. Abel’s vast knowledge in the accounting industry qualifies him to serve as a member of the Board, as Financial Expert of the Audit Committee and as a member of the Compensation Committee, adding great value to the Corporation.

Matthew G. DeSoto, age 39, has been a director since 2008. In 2013, Mr. DeSoto became President and Chief Executive Officer of MI Windows and Doors, Inc. in Gratz, PA, where he previously served as Chief Operating Officer. MI Windows and Doors is a nationwide fabricator of window and patio door products for residential projects. Mr. DeSoto serves on the Four Diamonds Advisory Board, the Board of the MI Foundation, and is an active member of the Young Presidents Organization. Mr. DeSoto attended The Pennsylvania State University obtaining a Bachelor of Science Degree in Marketing. The Board has determined that as President and Chief Executive Officer of MI Windows and Doors, Inc., Mr. DeSoto’s knowledge in all aspects of business operations is an asset to the Corporation and qualifies him to serve on the Board. Mr. DeSoto serves as Chairman of the Audit Committee and is a member of the Compensation Committee.

Theodore W. Mowery, age 57, has been a director since 2003. Mr. Mowery is a partner with Gunn Mowery, LLC in Camp Hill, PA. He is a licensed agent in life, health, property and casualty insurance and holds Securities Series 6 and 63 licenses. Mr. Mowery is a founding partner of Gunn Mowery LLC, who currently employs 70 people and manages over $150 million in insurance premiums. He is a founding partner in Gaughen Insurance, Inc. and is also a partner in Gunn Mowery Properties, LLC, a real estate holding company. Mr. Mowery serves as a member of the Estate Planning Council of Central Pennsylvania. He is past President of the Camp Hill School Board, past President of the Mental Health Association of Cumberland, Dauphin and Perry Counties and past Board member of the Lion Foundation and the West Shore Country Club. Mr. Mowery has a Bachelor of Arts Degree from Gettysburg College. Due to his vast knowledge of the insurance services industry and his experience in managing all aspects of his own company, the Board has determined that Mr. Mowery adds value to the Corporation and is qualified to serve as a member of the Board, as well as Chairman of the Compensation Committee and as a member of the Nominating and Corporate Governance Committee.

William A. Specht, III, age 54, has been a director since 2006. Mr. Specht is President and Chief Executive Officer of Seal Glove Manufacturing, Inc., Ark Safety and Rescue Remedies. As President and Chief Executive Officer of his business affiliations, Mr. Specht is knowledgeable in all aspects of business operations. He also serves on the Boards of Directors of all three companies. Mr. Specht was appointed by the Dauphin County Commissioners to serve on the Dauphin County Planning Commission and currently serves as Chairman. Mr. Specht previously served as a Board member of MANTEC, a non-profit corporation, a member of the Consumer Advisory Board of Capital Blue Cross and as a School Board Director of the Millersburg Area School District. Mr. Specht is an active member of the Millersburg community and has served and continues to serve in various capacities with various organizations. The Board has determined Mr. Specht’s knowledge and management of his own business affiliations add value to the Corporation and qualify him to serve on the Board. In 2012, Mr. Specht was appointed Vice Chairman of the Board of the Corporation and the Bank. Mr. Specht also serves on the Audit, Compensation and Executive Committees.

Compensation of the Board

The Bank participates in the L.R. Webber Associates, Inc. Salary/Benefits Survey, which includes a survey of director fees and benefits. The Bank also periodically conducts a survey of director fees, committee fees and other director compensation of banks that are similar in size and in similar markets to the Bank. The Compensation Committee reviews these surveys and recommends to the full Board any changes to the compensation of Board members for the upcoming year. The Board has final approval of the compensation of its directors. Board members, with the exception of the Chairman and Vice Chairman, received an annual Board fee of $15,000 for the year 2015. The annual Board fee was increased to $18,000 effective January 1, 2016. The Chairman and Vice Chairman receive an annual fee of 1.75 times and 1.50 times the annual Board fee, respectively. Independent Board Meeting fees and committee meeting fees are paid per meeting attended at the following rates:

	For the year 2015	Effective January 1, 2016

Independent Board Meetings	$500	$500
Nominating and Corporate Governance Committee Meetings	$250	$400
Executive Committee Meetings	$250	$400
Audit Committee Meetings	$325	$500
Compensation Committee Meetings	$300	$400
Compliance Committee Meetings (Bank only committee)	$250	$300
Loan Committee Meetings (Bank only committee)	$250	$300
Trust Committee Meetings (Bank only committee)	$250	$300
Real Estate Committee Meetings (Bank only committee)	$250	$300

Mr. Noone serves on the Bank’s Asset/Liability Committee as a Board representative and receives $250 for attending meetings, which are now held bi-monthly. Mr. Ritrievi did not receive an annual fee for serving on the Board nor did he receive any fees for attending committee meetings. In 2015, the Board was paid $245,550 in the aggregate, for all Board fees and fees for committee meetings attended as well as a $150 fee to Mr. Moisey for attending a Mid Penn Bank Business Development Advisory Board Meeting.

The Bank maintains a deferred fee plan for directors, which enables a director to annually elect to defer payment of his fees until he terminates service on the Bank’s Board of Directors. For 2015, the maximum amount each director could defer was $15,000. Participating directors may elect to receive either a lump sum or equal monthly installments in an amount equal to his deferral account (plus interest) upon retirement, early termination, disability, change in control or a hardship. If a director dies before distribution of his deferral account commences, his designated beneficiary is entitled to receive the amounts in his deferral account or the projected account balance at the time the Bank adopted the deferred fee plan (limited by the amount of net coverage purchased by the Bank), whichever is greater. For 2015, Messrs. Abel, Grubic, Klinger, Mowery and Noone each deferred $15,000, and Mr. Specht deferred $5,000.

In May 1995, the Bank adopted the Mid Penn Bank Director Retirement Plan, which we refer to as the “Director Retirement Plan.” Under the Director Retirement Plan, Bank directors who terminate their service on the Board other than for cause with at least five years of service are eligible to receive a retirement benefit. The five-year service requirement is waived if a director’s service is terminated for disability or within 90 days of a change in control. The annual benefit is determined by multiplying the “base retirement amount” for the director’s position ($611.86 for the Chairman, $305.93 for all other directors, which reflect the inflationary adjusted rates for 2015) by the number of full years the member served. The plan contains an annual inflationary adjustment provision. Benefits are paid in cash on a quarterly basis and continue for 60 quarterly payments or the director’s death, if earlier.

The following table summarizes the total compensation that non-employee directors earned for service as directors of the Corporation and the Bank for the year ended December 31, 2015.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($) (1)	Total ($)

Robert A. Abel	18,800	3,103	21,903
Steven T. Boyer	19,500	2,844	22,344
Matthew G. DeSoto	20,975	2,176	23,151
Robert C. Grubic	32,500	7,097	39,597
Gregory M. Kerwin	19,750	3,600	23,350
Robert E. Klinger	18,300	3,185	21,485
Vincent J. Land	13,500	—	13,500
Robert J. Moisey	14,300	—	14,300
Theodore W. Mowery	21,000	3,114	24,114
John E. Noone	20,550	3,064	23,614
Noble C. Quandel, Jr.	15,150	—	15,150
William A. Specht, III	31,225	2,914	34,139

(1)	Amounts reflect the present value of the amount accrued to the directors in 2015 for the Mid Penn Bank Director Retirement Plan.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Our Compensation Discussion and Analysis describes the key elements of our compensation program for the following named executive officers:

Rory G. Ritrievi, President and Chief Executive Officer of the Corporation and Bank

Edward P. Williams, Interim Principal Financial Officer of the Corporation and Senior Vice President and Chief Financial Officer of the Bank

Scott W. Micklewright, Executive Vice President and Chief Lending Officer of the Bank

Justin T. Webb, Executive Vice President and Chief Risk Officer of the Bank

Kelly K. Neiderer, Executive Vice President and Chief Retail Officer of the Bank

The Board has delegated the task of administering the Bank’s compensation program to the Compensation Committee, the primary responsibility of which is to assure that the executive officers of the Corporation and its subsidiaries are compensated effectively in a manner consistent with the stated compensation strategy of the Corporation and the Bank, competitive practice and the requirements of the appropriate regulatory bodies.

Compensation Objectives and Design

The Corporation and Bank seek to serve its shareholders and customers. To better accomplish this, our compensation objectives include offering a fair and competitive compensation package to attract and maintain competent, dedicated and ambitious managers whose efforts will enhance the products and services of the Corporation and the Bank, resulting in higher profitability, increased dividends to the Corporation’s shareholders and appreciation in market value of the Corporation’s common stock.

The main elements of compensation for 2015 for the named executive officers were base salary, bonus, restricted stock awards and retirement and insurance benefits. To provide additional incentive for its named executive officers to meet performance targets or to remain in the employ of the Corporation, in 2014, the Corporation adopted, and the shareholders approved a restricted stock plan. Such plan is consistent with the Corporation’s compensation objectives to attract and retain competent individuals.

Management’s Role in Determining Compensation

The Compensation Committee considers the views and recommendations of the Chief Executive Officer in making compensation decisions affecting executive officers who report to him. The Chief Executive Officer’s role in recommending compensation and compensation programs is to develop and recommend appropriate performance measures and targets for each individual, to report on the respective individual’s performance, to provide data and background material to enable the Compensation Committee to assess the labor market and to make specific recommendations on each named executive officers’ respective salary. The Chief Executive Officer does not recommend his own salary and is not present during the Compensation Committee’s or Board’s discussions or decisions regarding his specific compensation.

Compensation Consultant’s Role in Determining Compensation

In 2015, the Compensation Committee did not hire a compensation consultant to specifically assist in determining the named executive officers’ compensation. The Compensation Committee was provided data in the form of salary ranges excerpted from the L.R. Webber Salary/Benefits Survey for Financial Institutions for its review of the Chief Executive Officer’s recommendations for base salary for the named executive officers who report to him and in determining if the Compensation Committee’s recommendation of base salary for the Chief Executive Officer was appropriate.

Results of Shareholder Say on Pay Vote in Determining Compensation

The Compensation Committee reviewed the shareholder response to the Say on Pay Vote in the Proxy Statement dated April 2, 2015. Since the Annual Meeting of Shareholders held in 2015 occurred after the increase in base salary was awarded in 2015, the Compensation Committee did not have the opportunity to consider the shareholders’ overwhelming approval of executive compensation as described in the Compensation Discussion and Analysis and the tabular disclosure when reviewing whether to significantly change the Corporation’s compensation policies and practices.

The Compensation Committee did consider the overwhelming approval of executive compensation as described in the Compensation Discussion and Analysis and the tabular disclosure from the Annual Meeting of Shareholders held in 2014, and considering that the compensation and compensation programs did not change significantly, the Compensation Committee continued with its current approach of compensating executives in 2015. The Compensation Committee will consider the results of the meeting held in 2015 in awarding compensation in 2016.

Components of Compensation

Base Salary

Base salary levels are set to attract and retain executives who can further the Corporation’s and Bank’s strategic objectives. Base salary is the most significant component of the named executive officers’ compensation, and the Compensation Committee reviews it every year to determine whether the salary for each respective named executive officer is at the appropriate level. As mentioned above, the Chief Executive Officer reviews each named executive officer’s performance, other than his own, in making specific salary recommendations to the Compensation Committee. The Compensation Committee reviews the Chief Executive Officer’s performance in making a specific salary recommendation to the Board of Directors. The Chief Executive Officer and the Compensation Committee consider the named executive officer’s general management performance; policy, procedure, and regulatory compliance; public relations; strategic objectives management; length of service with the Corporation and Bank; and the named executive officer’s position in making its determination of the appropriate level of base salary.

Benchmarking

The Compensation Committee did not benchmark the named executive officers’ salary. However, the Bank participated in the 2015 L.R. Webber Salary/Benefits Survey for Financial Institutions, which provides salary levels in ranges for financial institutions in the Bank’s asset size and in its geographic region. Data excerpted from the survey was provided to the Compensation Committee in order to educate its members on the current trends in compensation and benefits for financial institutions. The Compensation Committee did not rely directly upon the survey in determining increases in salaries, but used it as background material in judging whether the proposed increases were consistent with industry standards.

Cash Bonus Plan

The Compensation Committee established an incentive compensation plan pursuant to which our named executive officers are eligible to receive a cash bonus for the achievement of corporate performance goals and individual performance goals. In order to receive a payment under the plan, a participant has to be employed prior to September 30th of the previous year and on the date of payout, and both the corporate performance and individual performance goals, which include actions that can only be taken by a named executive officer between January and March of the year of the payout, must be achieved. With respect to the corporate performance goals for bonuses to be paid in 2015, we based incentive award opportunities on an annual company-wide budgeted net income available to common shareholders target of $4.79 million for the year ended December 31, 2014. No specific bonus amount was set at that time, but the maximum amount payable under this plan for bonuses to be paid in 2015 was capped at $250,000. The Compensation Committee believes it set the performance measures for bonuses to be paid in 2015 such that the performance goals were aggressive and, therefore, were reasonably difficult to attain. Based upon publicly reported results for the year ended December 31, 2014, we achieved net income available to common shareholders of $5.35 million, after taking into account an accrual for the maximum payout under this plan.

Previously, no bonuses had been awarded or paid to the named executive officers since they have been named executive officers. The bonus payouts ranged between 8.6% and 3.5% of such executive’s base salary amounts and are more closely tied to both company and individual performance. In 2015, we granted a $30,000 cash bonus to Mr. Ritrievi, a $13,000 cash bonus to each of Messrs. Micklewright and Webb and Ms. Neiderer; and a $4,000 cash bonus to Mr. Williams.

2014 Restricted Stock Plan

On May 6, 2014, the shareholders approved the Mid Penn Bancorp, Inc. 2014 Restricted Stock Plan. Restricted stock is common stock granted to an employee or director that does not vest until specific conditions are met. Typical conditions include performance goals for the individual or the Corporation or the individual being required to remain employed with the Corporation or Bank for a specific number of years. Once the conditions are met, then the stock vests and the employee obtains the shares without restrictions. The Board believes that restricted stock awards can serve as an important element in attracting and retaining employees and directors who the Board expects to contribute to the Corporation’s growth and success. By compensating employees and directors with shares of Corporation stock, the employees and directors have additional incentive to ensure that the Corporation is successful. Based on the recommendations of the Compensation Committee, the Board determines to whom specifically it grants restricted stock. The number of shares of common stock which may be issued under the Restricted Stock Plan may not exceed 100,000 shares. The Compensation Committee may suspend or terminate the Restricted Stock Plan at any time and may amend the Restricted Stock Plan at any time provided that no such amendment shall be made without shareholder approval to the extent that such approval is required by law, agreement or the rules of any exchange upon which the shares of common stock are listed, and further provided that no such amendment, suspension or termination shall impair the rights of participants in respect of then outstanding awards awarded under the Restricted Stock Plan without the consent of the participants affected thereby.

Benefit Plans Available for All Employees

Benefit plans are not tied to Bank or individual performance. The cost of providing such plans to all eligible employees and executive officers is not taken into account when determining specific salaries of the named executive officers and is seen as a cost of doing business.

Group Insurance Plans

The named executive officers participate in benefit plans that are generally available to all employees. These plans include group life insurance, group disability, health insurance and dental and vision benefits. Such plans are standard in the industry and in the geographic area for all industries, as well as necessary to compete for talented employees at all levels of the Bank. Under the group long-term disability plan, Mr. Ritrievi is unable to get the same percentage of coverage as other employees due to the maximum benefit provided for in the plan. In order to afford Mr. Ritrievi the same long-term disability coverage as other employees, an individual policy was purchased with the premium (and Mr. Ritrievi’s associated income tax liability) reimbursed by the Bank.

Retirement Plan

In an effort to encourage its employees, including the named executive officers, to save for retirement, the Bank has established a tax-qualified 401(k) retirement plan for employees. The Bank believes that it is important to assist employees in saving for retirement and believes that by providing a mechanism to save for retirement, the Bank is providing the named executive officers with incentive to continue in the employ of the Bank.

Employee Stock Purchase Plan

In 2010, the Board of Directors approved an Employee Stock Purchase Plan (the “Plan”) effective January 1, 2011, to provide eligible employees of the Corporation or the Bank, including the named executive officers, with an opportunity to purchase shares of common stock of the Corporation at fair market value through payroll deductions. The Plan provides participants with a convenient method to acquire an interest in the long-term performance and success of the Corporation, thereby providing them an incentive to ensure the success of the Corporation.

Company Vehicle

The President/Chief Executive Officer, the Executive Vice President/Chief Lending Officer, and the Executive Vice President/Chief Risk Officer are provided a company vehicle. Provision of a company vehicle or for a car allowance is standard in the financial services industry as named executive officers frequently meet clients and business associates offsite.

Accounting and Tax Treatments

There were no decisions or changes made to compensation or benefit plans as a result of accounting and/or tax treatments.

Material Differences in Named Executive Officers’ Compensation

The differential between salary levels for each of the named executives is primarily driven by their respective positions with consideration also given to the experience and time in their respective positions.

Employment Agreements

There are no employment agreements with the named executive officers at this time. The Compensation Committee will consider whether such agreements are in the best interest of the Corporation and Bank in the future.

Risk Analysis of Compensation Practices and Policies

The Bank reviewed its compensation policies and practices for all employees and determined that they do not create risks that are reasonably likely to have a material adverse effect on the Corporation or Bank.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Corporation’s proxy statement.

Compensation Committee

Theodore W. Mowery, Chairman	Matthew G. DeSoto
Robert A. Abel	Noble C. Quandel, Jr.
Steven T. Boyer	William A. Specht, III

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Corporation has no Compensation Committee interlocks. Messrs. Mowery, Abel, Boyer, DeSoto, Quandel and Specht constitute all of the directors who served on the Compensation Committee at any time during 2015. Each of them is an independent outside director. None of them is a current or former officer or employee of the Corporation. During 2015, the Bank engaged in customary banking transactions and had outstanding loans to certain of its directors, executive officers, members of the immediate families of certain directors and executive officers and their associates. These loans were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender. In the opinion of management, these loans do not involve more than normal risk of collectability or present other unfavorable features. Rory G. Ritrievi, President and Chief Executive Officer of the Corporation, attended Compensation Committee meetings only when and to the extent requested by the Committee. Mr. Ritrievi did not participate in determining his own compensation.

EXECUTIVE COMPENSATION

The following discussion provides details of the various components of executive compensation.

Summary Compensation Table

The following table summarizes the total compensation awarded or earned for services in all capacities to the Corporation or the Bank for the years ended December 31, 2015, December 31, 2014, and December 31, 2013, for the named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (2)	Total ($)
Rory G. Ritrievi President and Chief Executive Officer	2015	348,938	—	16,300	—	30,000	2,812	17,463	415,513
	2014	339,212	—	7,935	—	—	2,739	18,594	368,480
	2013	330,938	—	—	—	—	2,664	13,731	347,333

Edward P. Williams Interim Principal Financial Officer of the Corporation and SVP and CFO of the Bank	2015	115,376	—	6,520	—	4,000	—	5,018	130,914
	2014	113,354	—	5,396	—	—	—	4,930	123,680

Scott W. Micklewright Executive VP and Chief Lending Officer of the Bank	2015	180,022	—	8,150	—	13,000	—	14,143	215,315
	2014	173,234	—	6,348	—	—	—	7,533	187,115
	2013	163,212	—	—	—	—	—	5,420	168,632

Justin T. Webb Executive VP and Chief Risk Officer of the Bank	2015	170,853	—	8,150	—	13,000	—	14,822	206,825
	2014	157,607	—	6,348	—	—	—	7,893	171,848
	2013	143,519	—	—	—	—	—	3,309	146,828

Kelly K. Neiderer Executive VP and Chief Retail Officer of the Bank	2015	159,448	—	8,150	—	13,000	—	18,867	199,465
	2014	143,250	—	6,348	—	—	—	4,158	153,756
	2013	119,019	—	—	—	—	—	290	119,309

(1)	We calculated these amounts using the provisions of ASC Topic 718. Amounts represent the full grant date fair value of the restricted stock awards granted on August 27, 2014 and July 24, 2015. Generally, the shares of restricted stock granted vest 25% on each anniversary of the date of grant (each, a “vesting tranche”), but only if such named executive officer (i) remains continuously employed through the applicable anniversary date and (ii) during each vesting tranche, purchases and holds an equal number of shares. We include the assumptions used in the calculation of these amounts in the footnotes to our audited financial statements included in this Annual Report on Form 10-K for the fiscal years ended December 31, 2014 and 2015.

(2)	Includes the following amounts that we paid to or on behalf of the named executive officers:

	Year	Ritrievi	Williams	Micklewright	Webb	Neiderer
401(k) Match	2015	$10,600	$4,615	$7,422	$7,097	$6,315
	2014	$10,400	$4,534	$6,929	$6,304	$3,659
	2013	$5,738	—	$4,896	$1,850	—
Life Insurance	2015	$783	$403	$623	$587	$552
	2014	$783	$396	$604	$549	$499
	2013	$718	—	$524	$499	$290
Personal Use of Company Vehicle	2015	$1,825	—	$560	$560	—
	2014	$2,325	—	—	—	—
	2013	$3,363	—	—	—	—
Car Allowance	2015	—	—	$5,538	$5,538	$12,000
	2014	—	—	—	—	—
	2013	—	—	—	—	—
Disability Premium Reimbursement	2015	$3,850	—	—	—	—
	2014	$4,581	—	—	—	—
	2013	$3,511	—	—	—	—
Medical Waiver (1)	2015	—	—	—	$1,040	—
	2014	—	—	—	$1,040	—
	2013	—	—	—	$960	—
Tax Reimbursements	2015	$405	—	—	—	—
	2014	$505	—	—	—	—
	2013	$401	—	—	—	—
Total	2015	$17,463	$5,018	$14,143	$14,822	$18,867
	2014	$18,594	$4,930	$7,533	$7,893	$4,158
	2013	$13,731	—	$5,420	$3,309	$290

(1)	The medical waiver payments of $1,040 and $960 for 2014 and 2013, respectively, were inadvertently omitted from the Summary Compensation Table in the 2014 and 2013 proxy statements.

Retirement Plans

The Corporation does not maintain a defined benefit pension plan for its employees. Mr. Ritrievi, however, participates in the Director Retirement Plan in connection with his service on our Board. We describe the Director Retirement Plan under the caption “Compensation of the Board.”

The Bank also maintains the Mid Penn Bank Retirement Plan, created in 1949, restated in 1994, and last amended in 2014, which is a defined contribution plan and covers all Bank employees who meet eligibility requirements. The Board of Directors instituted a 401(k) provision as part of the Retirement Plan effective January 1, 2007, for all Bank employees who satisfy eligibility requirements. Eligible employees are entitled to receive a share of the Bank’s profit sharing contribution to the plan for a year if they are Bank employees on December 31st of the year. For the plan year 2015, the Board approved a safe harbor matching contribution rate of 100% on the first 3% of the employee deferral contributions plus 50% on the next 2% of the employee deferral contributions, up to a maximum Bank contribution of 4%. The Board may adjust its matching rate on an annual basis at its discretion.

The annual contribution to the Retirement Plan is determined by the Bank’s Board of Directors based on the recommendation of the Compensation Committee. Distribution under the plan can be made to participating employees upon retirement, either normal or early retirement as defined in the plan, at death or disability of the participating employee or upon severing employment if either partially or fully vested. The plan provides for percentage vesting of 20% after the first two years of service increasing annually thereafter to 100% vesting after six full years of service. As of December 31, 2015, each of the named executive officers was 100% vested in their 401(k) plan accounts, except for Mr. Webb and Ms. Neiderer, who were each 40% vested in their accounts.

The following table sets forth information concerning outstanding equity awards held by each named executive officer as of December 31, 2015.

Outstanding Equity Awards at Fiscal 2015 Year End

	Stock Awards
Name	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)

Rory G. Ritrievi	1,375	22,138
Edward P. Williams	655	10,546
Scott W. Micklewright	800	12,880
Justin T. Webb	800	12,880
Kelly K. Neiderer	800	12,880

On August 27, 2014 and on July 24, 2015, we awarded restricted stock to each of our named executive officers under the Restricted Stock Plan, which we describe above under the caption “2014 Restricted Stock Plan.” Each named executive officer’s shares vest 25% on each anniversary of the date of grant (each, a “vesting tranche”), but only if the named executive officer (i) remains continuously employed through the applicable anniversary date and (ii) during each vesting tranche, purchases and holds an equal number of shares. In general, a participant will forfeit shares then unvested upon his or her termination of employment for any reason. Upon a participant’s death, the participant will vest in unvested shares with respect to the vesting tranche in the year of the participant’s death as if the participant remained employed and purchased and held the requisite number of shares for such vesting tranche.

The following table sets forth the number of shares acquired upon the vesting of stock awards by our named executive officers during the fiscal year ended December 31, 2015.

Option Exercises and Stock Vested

	Stock Awards
Name	Number of shares acquired on vesting (#)	Value realized on vesting ($)

Rory G. Ritrievi	125	2,031
Edward P. Williams	85	1,381
Scott W. Micklewright	100	1,625
Justin T. Webb	100	1,625
Kelly K. Neiderer	100	1,625

The following table sets forth information concerning plans that provide for payments or other benefits at, following, or in connection with, retirement for each of our named executive officers.

Pension Benefits-2015

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Rory G. Ritrievi	Director Retirement Plan	6	$17,352	$0

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

As of December 31, 2015, no named executive officer was a party to an employment, change of control, or similar agreement with the Corporation or Bank. Upon a named executive officer’s termination of employment or disability on December 31, 2015, such named executive officer would have only been entitled to benefits under the Bank’s retirement plan or disability plan, as applicable, which do not discriminate in scope, terms or operation, in favor of the named executive officers and are available generally to all salaried employees.

If Messrs. Ritrievi, Williams, Micklewright, or Webb or Ms. Neiderer had died on December 31, 2015, he or she would have vested in the vesting tranche for the year of his or her death of his or her restricted stock award had he or she remained employed and purchased and held the requisite number of shares. The values of the restricted stock that would have vested upon such death are set forth in the table below:

Name	Value of Shares Vesting Upon Death

Rory G. Ritrievi	$6,038
Edward P. Williams	$2,979
Scott W. Micklewright	$3,623
Justin T. Webb	$3,623
Kelly K. Neiderer	$3,623

In the event of our change of control on December 31, 2015, Messrs. Ritrievi, Williams, Micklewright, and Webb and Ms. Neiderer would have become fully vested in his or her restricted stock award provided he or she was employed by us at the time of the change of control or was terminated after the execution of a written agreement to effectuate our change of control. The values of the restricted stock at December 31, 2015, that would have vested upon a change of control are set forth in the table below:

Name	Value of Shares Vesting Upon Change of Control

Rory G. Ritrievi	$22,138
Edward P. Williams	$10,546
Scott W. Micklewright	$12,880
Justin T. Webb	$12,880
Kelly K. Neiderer	$12,880

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Bank is party to a lease agreement with an entity that is an affiliate of Mr. Noone, a member of the Corporation’s Board of Directors, in connection with a retail branch property located in Mechanicsburg, Pennsylvania, which has a remaining initial term of 19 years. Following our acquisition of Phoenix Bancorp, Inc., the Bank assumed a lease agreement with the same entity in connection with a retail branch property located in Frackville, Pennsylvania, which has a remaining initial term of 21 years. The aggregate lease payments to such entity, of which Mr. Noone is a 49% limited partner, totaled approximately $156,000 during 2015. In determining director independence, the Board considered these lease arrangements and concluded they do not impact the independence of Mr. Noone.

Neither the Corporation nor the Bank have entered into any other material transactions, proposed or consummated, with any other director or executive officer of the Corporation or the Bank, or any associate of the foregoing persons. From time to time, the Bank has engaged in and intends to continue to engage in banking and financial transactions in the ordinary course of business with directors and officers and their associates on comparable terms with similar interest rates as those prevailing from time to time for other customers.

Related party transactions greater than $10,000 must be approved by the Board prior to any commitment by the Bank to any such transaction. Directors do not participate in the discussions and are not present for voting on their own related party transactions. All of the material terms, conditions and purpose of the transaction shall be described in writing and provided to the Board, together with the written request for approval of any such related party transaction. The transaction should be reviewed and approved by the appropriate senior officer before being submitted to the Board for approval. Related party transactions for ongoing or continuing services can be reviewed and pre-approved within reasonable parameters by the Board on an as-needed basis. If the terms, pricing or conditions change so as to go outside the specified parameters cited in the request, the transactions shall be resubmitted for review and approval after the fact.

The Bank has made loans to the Corporation’s and the Bank’s officers and directors and their immediate families and companies in which they had an ownership interest of 10% or more. Loans to such persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender and did not involve more than the normal risk of collectability or present other unfavorable features.

BENEFICIAL OWNERSHIP OF MID PENN BANCORP’S STOCK

HELD BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT

Principal Shareholders

To the best of the Corporation’s knowledge, no person or entity owns of record or beneficially, on February 16, 2016, more than 5% of the outstanding shares of the Corporation’s common stock.

Share Ownership by the Directors, Officers and Nominees

The following table shows, as of February 16, 2016, the amount and percentage of the Corporation’s common stock beneficially owned by each director, each nominee, each named executive officer and all directors, nominees and executive officers of the Corporation as a group.

Beneficial ownership of shares of the Corporation’s common stock is determined in accordance with Rule 13d-3 promulgated by the SEC, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:

•	voting power, which includes the power to vote or to direct the voting of the stock; or

•	investment power, which includes the power to dispose or direct the disposition of the stock; or

•	the right to acquire beneficial ownership within 60 days after February 16, 2016.

Unless otherwise indicated in a footnote appearing below the table, all shares reported in the following table are owned directly by the reporting person. The number of shares owned by the directors, nominees and executive officers is rounded to the nearest whole share.

	Common Stock
Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class

Robert A. Abel	4,341	(2)	*
Steven T. Boyer	3,475	(3)	*
Matthew G. DeSoto	10,224	(4)	*
Robert C. Grubic	36,260		*
Gregory M. Kerwin	27,517	(5)	*
Robert E. Klinger	3,615		*
Vincent J. Land	176,328	(6)	4.2%
Robert J. Moisey	13,953	(7)	*
Theodore W. Mowery	10,118		*
John E. Noone	11,800	(8)	*
Noble C. Quandel, Jr.	115,492	(9)	2.7%
Rory G. Ritrievi	11,848	(10)	*
William A. Specht, III	36,750	(11)	*
Edward P. Williams	856	(12)	*
Scott W. Micklewright	3,392	(13)	*
Justin T. Webb	1,556	(14)	*
Kelly K. Neiderer	965	(15)	*

All Officers and Directors as a Group (17 persons)	468,490	(16)	11.1%

*	Does not exceed 1% of the class based on the number of shares of common stock outstanding as of February 16, 2016.
(1)	Except as noted below, each of the identified beneficial owners, including the officers, directors and nominees for director, has sole investment and voting power as to all the shares beneficially owned with the exception of those held jointly by certain officers, directors and nominees for director with their spouses or directly by their spouses or other relatives.
(2)	Shares held jointly by Mr. Abel and his spouse in a Trust.
(3)	Includes 3,075 shares held jointly by Mr. Boyer and his spouse.
(4)	Includes 78 shares held by Mr. DeSoto as a 50% owner in a partnership account, for which he has sole voting power.
(5)	Shares held jointly by Mr. Kerwin and his spouse.
(6)	Includes 75,627 shares held by Mr. Land’s spouse.
(7)	Includes 7,353 shares held jointly by Mr. Moisey and his spouse and 2,295 shares held by Mr. Moisey’s spouse.
(8)	Shares held by Mr. Noone in a Trust.
(9)	Includes 51,330 shares held by Mr. Quandel’s spouse.
(10)	Includes 2,870 shares held jointly by Mr. Ritrievi and his spouse and excludes 1,375 shares of restricted stock.
(11)	Includes 3,405 shares held jointly by Mr. Specht and his spouse. Mr. Specht is trustee of a family trust of which 15,783 shares are held for the benefit of Janet E. Specht and 15,427 shares are held for the benefit of William A. Specht, Jr.
(12)	Excludes 655 shares of restricted stock.
(13)	Shares held jointly by Mr. Micklewright and his spouse and excludes 800 shares of restricted stock.
(14)	Includes 306 shares held jointly by Mr. Webb and his spouse and excludes 800 shares of restricted stock.
(15)	Shares held jointly by Ms. Neiderer and her spouse and excludes 800 shares of restricted stock.
(16)	Excludes 4,430 shares of restricted stock.

PROPOSAL NO. 2: NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to shareholder vote to approve, in a non-binding vote, the compensation of our named executive officers.

The shareholders approved a proposal at the Corporation’s 2013 Annual Meeting of Shareholders to conduct an annual advisory vote on the Corporation’s executive compensation for the named executive officers. The next shareholder advisory vote on the frequency by which shareholders will vote on executive compensation will take place at the 2019 Annual Meeting of Shareholders.

As described in detail in this proxy statement, our executive compensation programs are designed to attract, motivate, reward and retain our named executive officers, who are critical to our success. We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say on pay” proposal, gives our shareholders the opportunity to express their views on our named executive officer compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the Annual Meeting of Shareholders:

“Resolved, that the shareholders hereby approve the executive compensation, as described in the Compensation Discussion and Analysis and the tabular disclosure (together with the accompanying narrative disclosure), regarding named executive officers in this proxy statement.”

Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into consideration the outcome of the vote when considering future executive compensation arrangements.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE EXECUTIVE COMPENSATION, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE TABULAR DISCLOSURE REGARDING NAMED EXECUTIVE OFFICERS (TOGETHER WITH THE ACCOMPANYING NARRATIVE DISCLOSURE) IN THIS PROXY STATEMENT.

PROPOSAL NO. 3: RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE

CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016

The Audit Committee of the Board has appointed BDO USA, LLP as its independent registered public accounting firm for the year ending December 31, 2016. Services provided to the Corporation and the Bank by BDO USA, LLP in 2015 and 2014 are described under the “Audit Committee Report,” above.

The Corporation is asking its shareholders to ratify the selection of BDO USA, LLP as its independent registered public accounting firm. Although this ratification is not required by the Corporation’s By-laws or otherwise, the Board is submitting the selection to its shareholders for ratification as a matter of good corporate practice.

Representatives of BDO USA, LLP will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016.

No determination has been made as to what action the Audit Committee would take if shareholders do not ratify the appointment. In the event that shareholders do not ratify the appointment of BDO USA, LLP, the Audit Committee would take a number of factors into account in determining its course of action, including its evaluation of the services provided by BDO USA, LLP and the remaining term of the Corporation’s engagement of BDO USA, LLP. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Corporation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that officers and directors, and persons who own more than 10% of a registered class of the Corporation’s equity securities, file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of these forms, or written representations from certain reporting persons, the Corporation believes that, during the period from January 1, 2015 through December 31, 2015, its officers and directors complied with all applicable filing requirements.

SHAREHOLDER PROPOSALS OR NOMINATIONS

Any shareholder who desires to submit a proposal for inclusion in the proxy materials relating to our 2017 Annual Meeting of Shareholders in accordance with the rules of the SEC must submit such proposal in writing, addressed to the Corporation at 349 Union Street, Millersburg, Pennsylvania 17061, Attn: Cindy Wetzel, Secretary, no later than November 28, 2016.

In accordance with the Corporation’s By-laws, a shareholder who desires to propose a matter for consideration at an annual meeting of shareholders, even if the proposal is not submitted by the deadline for inclusion in the Corporation’s proxy materials, must comply with the procedures specified in the Corporation’s By-laws, including providing notice thereof in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Corporation’s Secretary, no later than 120 days prior to the anniversary date of the initial proxy materials or of a notice of the meeting by the Corporation in connection with the immediately preceding Annual Meeting of Shareholders. For the 2017 Annual Meeting of Shareholders, this period will end on November 28, 2016.

In accordance with the Corporation’s By-laws, a shareholder who desires to nominate candidates for election to the Board must comply with the proceeding specified in the By-laws, including providing proper notice of the nomination in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Corporation’s Secretary no later than the earlier of (i) 120 days prior to the anniversary date of the initial proxy materials or of a notice of the meeting by the Corporation in connection with the immediately preceding Annual Meeting of Shareholders or (ii) the deadline for submitting a proposal for inclusion in the Corporation’s proxy materials in accordance with the rules of the SEC. For the 2017 Annual Meeting of Shareholders, this period will end on November 28, 2016. See page 5 for more information about nominations to the Board.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

The Board knows of no matters other than those discussed in this proxy statement or referred to in the accompanying Notice of Annual Meeting of Shareholders that properly may come before the annual meeting. However, if any other matter should be properly presented for consideration and voting at the annual meeting or any adjournments of the meeting, if the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, proxy holders may exercise discretionary voting authority under proxies that the Corporation solicits to vote in accordance with their best judgment on any such shareholder proposal or nomination.

MID PENN BANCORP INC.
IMPORTANT ANNUAL MEETING INFORMATION 000004
ENDORSEMENT_LINE______________ SACKPACK_____________
MR A SAMPLE
DESIGNATION (IF ANY)
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Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 3:00 a.m., Central Time, on May 3, 2016.
Vote by Internet
• Go to www.investorvote.com/MPB
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories &
Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X
Annual Meeting Proxy Card
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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.
1. Election of Class C Directors:
01 - Robert A. Abel
For
☐
Withhold
☐
02 - Matthew G. DeSoto
For
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Withhold
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03 - Theodore W. Mowery
For
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Withhold
☐
04 - William A. Specht, III
☐
☐
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2. An advisory vote to approve the Corporation’s named executive officer compensation.
For
☐
Against
☐
Abstain
☐
3. Ratification of the appointment of BDO USA, LLP as the Corporation’s independent registered public accounting firm for the year ending December 31, 2016.
For
☐
Against
☐
Abstain
☐
B Non-Voting Items
Change of Address — Please print your new address below.
Comments — Please print your comments below.
Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐
C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below.
Signature 1 — Please keep signature within the box.
Signature 2 — Please keep signature within the box.
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140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND
MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
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029RYA

Annual Meeting
Annual Meeting of
Shareholders of Mid Penn Bancorp, Inc.
Tuesday, May 3, 2016, 10:00 a.m. Local Time
Halifax Area Ambulance and Rescue Association, Inc.
31 Bunker Hill Road, Halifax, Pennsylvania 17032
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
MID PENN BANCORP INC.
Proxy — Mid Penn Bancorp, Inc.
Notice of Annual Meeting of Shareholders
Halifax Area Ambulance and Rescue Association, Inc., 31 Bunker Hill Road, Halifax, Pennsylvania 17032
Proxy Solicited by Board of Directors for Annual Meeting – May 3, 2016
Roberta A. Hoffman, Scott W. Micklewright and Edward P. Williams, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Mid Penn Bancorp, Inc. to be held on May 3, 2016 or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted in the manner directed by the shareholder. If no such directions are indicated, the Proxy Holders will vote the shares represented by this proxy FOR all of the director nominees listed in Proposal 1, FOR Proposal 2 and FOR Proposal 3.
In their discretion, the Proxy Holders are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted appear on the reverse side.)